Exhibit 99.1

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES FISCAL 2027 SECOND QUARTER AND YEAR TO DATE RESULTS

TULSA, OK, October 14, 2026—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC), a publishing company specializing in books and educational products for children, today reports financial results for the fiscal second quarter ended August 31, 2026.

Second Quarter Summary Compared to the Prior Year Second Quarter

●	Net revenues were $4.1 million compared to $4.6 million.

●	Average active PaperPie Brand Partners totaled 5,100 compared to 5,800.

●	Loss before income taxes were $(1.6) million, compared to $(1.8) million.

●	Net loss totaled $(1.6) million, compared to $(1.3) million.

●	Loss per share totaled $(0.19) compared to $(0.15) on a fully diluted basis.

Year-to-Date Summary Compared to the Prior Year

●	Net revenues of $8.8 million, compared to $11.7 million.

●	Average active PaperPie Brand Partners totaled 5,200, compared to 6,800.

●	Loss before income taxes were $(2.9) million, compared to $(3.2) million.

●	Net loss totaled $(3.0) million, compared to $(2.4) million.

●	Loss per share totaled $(0.35), compared to $(0.28) on a fully diluted basis.

Per Craig White, Chief Executive Officer, “During the first two quarters we ran several product and recruiting promotions to increase our Brand Partner headcount to increase sales. I am happy to say that we were successful in both areas, which helped turn excess inventory into cash. Although our cash position decreased slightly from $1.3 million at the end of February to $1.2 million at the end of August, I am proud that we were able to generate positive cash flow even during our slowest quarter of the year. I am also pleased to see our Brand Partner numbers starting to trend up. Through the first half of fiscal 2027 our Active Brand Partners increased by over 19%, from 4,300 to 5,100. This remains our primary focus as we work diligently to further strengthen and build our Brand Partner levels, which will have a direct impact on sales growth.”

“Our loss before taxes this quarter and year to date, were better than last year on reduced revenue levels. These results were possible due to our continued focus on reducing expenses. At the beginning of the year, we implemented a cost reduction plan, which is expected to reduce our overall general and administrative expenses during the fiscal year by over $1.2 million. In addition, during the first quarter of this fiscal year, we made a $100,000 one-time write-down on our ‘assets held for sale,’ which includes our legacy pick & pack distribution system that we are marketing for sale. Even with this adjustment at the beginning of the year, our losses before taxes are less than the previous year.”

“Just like the previous quarter, our earnings per share were lower this quarter as we were not able to realize the deferred tax asset associated with our pre-tax losses. We are optimistic that as our Brand Partner levels increase along with increasing sales, we will return to profitability. Once we have affirmation of this direction, these deferred tax assets will become realizable resulting in a tax gain of approximately $0.28 per share as of August 31, 2026,” concluded Mr. White.

EDUCATIONAL DEVELOPMENT CORPORATION

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended August 31,		Six Months Ended August 31,
	2026	2025	2026	2025
NET REVENUES	$4,070,300	$4,621,100	$8,826,100	$11,727,500

LOSS BEFORE INCOME TAXES	(1,561,600)	(1,750,200)	(2,940,700)	(3,199,500)

INCOME TAX EXPENSE (BENEFIT)	16,500	(455,500)	33,000	(829,600)
NET LOSS	$(1,578,100)	$(1,294,700)	$(2,973,700)	$(2,369,900)

LOSS PER SHARE	$(0.19)	$(0.15)	$(0.35)	$(0.28)

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING
Basic	8,520,529	8,583,201	8,515,947	8,583,201
Diluted	8,520,529	8,583,201	8,515,947	8,583,201

Fiscal 2027 Second Quarter Earnings Call

Date: Wednesday, October 14, 2026

Time: 3:30 PM CT (4:30 PM ET)

Dial-in number: (800) 717-1738

Conference ID: 19822

The conference call will be broadcast live and audio replays will be available following the event at www.edcpub.com/investors.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new brand partners, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, cybersecurity threats and incidents, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2026, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2026 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.